Exhibit 10.11

4601 N. Fairfax Drive, Suite 600 | Arlington, VA 22203 +1 (703) 682-6629 fluenceenergy.com

May 12, 2020

Rebecca Boll

Dear Rebecca

I am delighted to confirm an offer from Fluence, a Siemens and AES company, as Chief Product & Marketing officer reporting to Manuel Perez Dubuc, in Arlington, VA. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you. You will be required to complete a background check and sign a Confidentiality and Proprietary Information Agreement prior to beginning employment with Fluence. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as Executive level.

COMPENSATION AND BENEFITS

Base Salary: Your position has been initially assigned an Executive in the Fluence structure. Your initial base salary will be $300,000. You will be paid monthly, and your base salary will be reviewed annually in accordance with the Fluence policy and practice.

Annual Incentive Plan: Your annual bonus target will be 40% of your annual base salary earnings during the year. Bonuses will be awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each fiscal year. Your potential receipt of an annual bonus is subject to the discretion of Fluence and the amount of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by Fluence at the time that such awards are made.

Retirement: You will be eligible to participate in The Fluence Energy Savings Plan which is a 401(k) plan (the “Savings Plan”), after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the Retirement Plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

Long Term Incentive Award: As an Executive you will be eligible for an annual long-term performance cash incentive award under the LTI Plan with a target value equal to 40% of your annual base salary. Your potential receipt of such an award is subject to the terms and conditions of the long-term incentive plan in place at the time any such grant is made to you and the discretion of Fluence Management. The amount of any such award will depend on a number of factors including your individual contribution to Fluence and your continued employment by Fluence at the time such awards are granted.

Profits Interest Plan: At the current time Fluence has a Profits Interest Plan which you will be part of. Payments are approved by the Board and are based on cumulative targets through 2023. The Plan is currently being reviewed, and a substitute plan may be implemented. If implemented the new plan is intended to mimic the same earnings potential as in the Profits Interest Plan. You would be eligible to 10,000 units, contingent on Board approval.

ACCEPTANCE PROCESS

Rebecca, your experience and background will be an asset to this position, and we look forward to you joining Fluence.

To confirm your acceptance of this offer, please call or email me and then sign and email a copy of all pages of this letter to Human Resources, attention of Larissa Cerqueira, Larissa.Cerqueira@fluenceenergy.com within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.

Sincerely,

/s/ Larissa Cerqueira
Larissa Cerqueira
CHRO

Your employment with Fluence Energy, LLC. is and will be “at will” employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.

Read and Accepted:

Signature:
Rebecca Boll

Date:

Start Date: June 8th, 2020